UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):
May 13, 2014 (May 12, 2014)

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MAGNUM HUNTER RESOURCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(Address of principal executive offices, including zip code)
(832) 369-6986
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.
On May 12, 2014, Magnum Hunter Resources Corporation (the “Company”) closed on the sale of all of its ownership interests (the “Ownership Interests”) in its wholly owned Canadian subsidiary, Williston Hunter Canada, Inc., an Alberta corporation (“WHCI”), pursuant to a Share Purchase Agreement dated April 21, 2014 (the “Share Purchase Agreement”), by and between the Company and Steppe Resources Inc., an Alberta corporation. The Company reported the entry by the parties into the Share Purchase Agreement pursuant to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 24, 2014.
The assets of WHCI consisted primarily of oil and gas properties located in the Tableland Field in Saskatchewan, Canada and included approximately 52,520 gross (49,470 net) leasehold acres and 84 gross wells producing approximately 630 Boe per day of current net production to the Ownership Interests sold. The effective date of the sale was March 1, 2014. The total purchase price of the Ownership Interests under the Share Purchase Agreement was CAD $75 million (the “Purchase Price”), payable in cash. The Purchase Price was subject to customary closing adjustments as described in the Share Purchase Agreement, which adjustments will be finalized post-closing. At closing, 25% of the Purchase Price was placed in escrow pending receipt by the Company of a certificate from the Minister of National Revenue (Canada) confirming that no tax is required to be withheld due to the disposition of the Ownership Interests by the Company, which certificate is expected to be received in June 2014. The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Share Purchase Agreement, which was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 9, 2014.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: May 13, 2014	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer